Exhibit 10.1
Director Compensation
Compensation of directors who are not salaried employees of Avatar Holdings Inc. (the “Company”) is $52,500 per annum. Members of the Executive Committee who are not salaried employees of the Company receive a retainer of $2,000 per annum. Members and the Chairperson of the Nominating and Corporate Governance Committee receive additional compensation of $4,000 and $7,000, respectively. Members and the Chairperson of the Compensation Commit tee receive additional compensation of $4,000 and $5,000, per annum, respectively. Members and the Chairperson of the Audit Committee receive additional compensation of $12,000 and $14,000 per annum, respectively.
Non-employee directors may elect to defer up to 50% of their annual cash retainer and any committee fees into shares of common stock of the Company (the “Common Stock”) under the Avatar Holdings Inc. Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), as amended (the “Plan”). The cash amount of the deferral is converted into notional shares of Common Stock based on the closing price of a share of Common Stock on the date such fees would otherwise be payable in cash. Such notional shares (including any notional dividend equivalents) are converted into an equivalent number of shares of Common Stock and distributed to the non-employee director on dates selected by the director (or, if earlier, the date on which such director no longer serves as a member of the Board of Directors).
In addition, under the Plan, non-employee directors may receive discretionary equity awards for service on the Board of Directors. On June 3, 2010 (the “Award Date”), each non-employee director was awarded 705 restricted stock units (“RSUs”) for service as a director for the term beginning June 3, 2010. The RSUs will vest and be converted into an equivalent number of shares of Common Stock upon the earlier of the first anniversary of the Award Date and the date immediately preceding the date of the next Annual Meeting of Stockholders of the Company, provided that such non-employee director is a member of the Board of Directors of the Company on such vesting date. The RSUs will vest immediately upon the death or disability of the non-employee director or upon a change in control of the Company. If the non-employee director ceases to be a member of the Board for any other reason, the RSUs will be forfeited.
Directors who are salaried employees of the Company do not receive additional compensation for serving on the Board of Directors.
Members of the Board of Directors are reimbursed for actual expenses in connection with attending Board, committee and stockholder meetings.